Two Rivers Water & Farming Company 8-K

EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on September 13, 2017

Two Rivers Enters Into Hemp Crop Share Agreement

DENVER, Colorado – September 13, 2017 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) and its subsidiaries, announced today it has entered into a 2018 crop share agreement with a hemp grower in Colorado.

 Wayne Harding, Two Rivers’ CEO stated, “That while Two Rivers is no longer active in direct farming operations, we see opportunities to lease out our land and water, as we have done with our acreage at Butte Valley in Huerfano County, Colorado.” The lease with the hemp farming organization calls for up to 6 acres of high-quality CBD hemp plants.  Two Rivers will share in the profit of the hemp production.

Two Rivers owns over 200 acres and water in the fertile Butte Valley area and plans to expand our hemp crop share program if the 2018 crop harvest proves successful.  Two Rivers also has additional land and water in Pueblo County for further expansion.

The United States hemp industry is in its infancy and is the future of agriculture in Colorado. Colorado is one of a handful of states that allow hemp production and has a group in the Colorado Department of Agriculture dedicated to assisting hemp growers.  As a result, Colorado is ahead of the curve when it comes to hemp growing and production.

Currently, many of the hemp products come into the United States from foreign producers with minimal requirements for quality and purity.  Two Rivers’ hemp grower is licensed and overseen by the Colorado Department of Agriculture.  The grower will grow specific strains that produce high levels of CBD hemp plants that are turned into an oil to be used in lotions, creams, tinctures, vapes, food products and other medicinal applications.  Unlike marijuana, CBD hemp is non-psychoactive and is legal in all states.

About Two Rivers

Two Rivers assembles its water assets by acquiring land with senior water rights. Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Two Rivers’ first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado. In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers, through its subsidiary GrowCo, Inc., is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not being utilized elsewhere. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Bill Gregorak, CFO

Two Rivers Water & Farming Company
(303) 222-1000
mail to: info@2riverswater.com